Exhibit 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (“Third Modification”) modifies the Loan Agreement dated July 1, 2008 (as amended, the “Agreement”), regarding a revolving line of credit in the maximum principal amount of $15,000,000 and a term loan in the original principal amount of $13,500,000 (the “Facilities”), executed by CRAFT BREWERS ALLIANCE, INC. (“Borrower”) and BANK OF AMERICA, N.A. (“Bank”).  Terms used in this Third Modification and defined in the Agreement shall have the meaning given to such terms in the Agreement.  For mutual consideration, Borrower and Bank agree to amend the Agreement as follows:

1.           Increase in Commitment.  Section 1.1(a) of the Agreement is amended as follows:

      (a)           During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”).  The amount of the Line of Credit (the “Commitment”) is Twenty Two Million and No/100 Dollars ($22,000,000.00).

2.           Extension of Availability Period.  Section 1.2 of the Agreement is amended as follows:

      1.2           Availability Period.  The Line of Credit is available between the date of this Agreement and September 30, 2015, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).

3.           Pricing Grid in Applicable Rate Definition.  The pricing grid in Section 1.6 of the Agreement is amended as follows (with no other changes being made to Section 1.6):

		Applicable Rate (in percentage points per annum)
Pricing Level	Funded Debt to EBITDA	LIBOR/IBOR +	Fee Margin:

1	≥ 3.0 to 1	2.00	0.30
2	< 3.0 to 1 but ≥ 2.5 to 1	1.50	0.20
3	< 2.5 to 1 but ≥ 2.0 to 1	1.25	0.15
4	< 2.0 to 1	1.00	0.15

4.           Funded Debt to EBITDA.  Section 9.3(b) (the definition of EBITDA) within the Funded Debt to EBITDA Ratio in the Agreement is amended as follows:

      (b)           “EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, minus dividends, plus other non-cash charges, and including any adjusted EBITDA acquired with any permitted acquisition provided any amount associated with the acquisition of Kona Brewing Co., Inc. shall be limited to $1,966,000 plus up to $450,000 in restructuring charges.

5.           Consent to Acquisition of Kona Brewing Co., Inc and Kona Brewery LLC.  Bank hereby consents to Borrower’s acquisition of Kona Brewing Co., Inc., a Hawaii corporation (“Kona Brewing”), and the merger transaction described in the Form 8-K filed on August 3, 2010 with the Securities and Exchange Commission (the “Kona Brewing Acquisition”).  Pursuant to the merger documents, Kona Brewing with merge with and into a wholly owned subsidiary of Borrower.  Kona Brewery LLC, a Hawaii limited liability company (“Kona LLC”), will continue to own and operate its brewing facilities located in Hawaii and will become a wholly owned subsidiary of Borrower as of the merger date.  In connection with the Kona Brewing Acquisition, Borrower will assume Kona Brewing’s obligations under that certain Promissory Note dated December 21, 2009 in the original principal amount of $1,424,512 made to the order of the Bill Healy Foundation (the “BHF Note”).  Notwithstanding the terms of Section 9.8 of the Agreement that restricts other debt of Borrower, Bank consents to Borrower’s assumption of the BHF Note as additional debt in connection with the Kona Brewing Acquisition.

6.           Modification Fee.  Borrower shall pay to Bank a modification fee as presented in the Modification of Terms and Conditions letter dated September 2, 2010.

7.           Representations and Warranties.  When Borrower signs this Third Modification, Borrower represents and warrants to Bank that:  (a) there is no event that is, or with notice or lapse of time or both would be, an event of default under the Agreement except those events, if any, that have been disclosed in writing to Bank or waived in writing by Bank, (b) the representations and warranties in the Agreement are true as of the date of this Third Modification as if made on the date of this Third Modification, (c) this Third Modification does not conflict with any law, agreement, or obligation by which Borrower is bound, and (d) this Third Modification is within Borrower’s powers, has been duly authorized, and does not conflict with any of Borrower’s organizational papers.

8.           Conditions.  This Third Modification will be effective when Bank receives the following items, in form and content acceptable to Bank:

   (a)           If required by Bank, evidence that the execution, delivery, and performance by Borrower of this Third Modification and any instrument or agreement required under this Third Modification have been duly authorized.

   (b)           Modifications to Bank’s deeds of trust recorded against certain real property of Borrower and, to the extent required by Bank, endorsements to Bank’s corresponding title policies.

   (c)           A guaranty agreement executed by Kona LLC in a form acceptable to Bank, which may be received by Bank the day following closing of the other provisions of this Third Modification.

   (d)           Evidence that the execution, delivery, and performance by Kona LLC of its guaranty described in Section 8(c) has been duly authorized, which may be received by Bank the day following closing of the other provisions of this Third Modification.

   (e)           A guaranty agreement executed by Kona Brewing Co., LLC, a Hawaii limited liability company (“KBC”), in a form acceptable to Bank, which may be received by Bank the day following closing of the other provisions of this Third Modification.

   (f)           Evidence that the execution, delivery, and performance by KBC of its guaranty described in Section 8(e) has been duly authorized, which may be received by Bank the day following closing of the other provisions of this Third Modification.

   (g)           Payment by Borrower of the modification fee referenced in Section 6.

   (h)           Payment by Borrower of all costs, expenses, and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with this Third Modification.

9.           Other Terms.  Except as specifically amended by this Third Modification or any prior amendment, all other terms, conditions, and definitions of the Agreement, and all other documents, instruments, or agreements entered into with regard to the Facilities, shall remain in full force and effect.

10.         FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

11.         STATUTORY NOTICE.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

DATED as of September 30, 2010.

Bank: BANK OF AMERICA, N.A.	Borrower: CRAFT BREWERS ALLIANCE, INC.
By /s/ Michael Snook Michael Snook, Senior Vice President	By /s/ Terry E Michaelson Terry Michaelson, Chief Executive Officer